EXHIBIT 99.1

Plug Power Announces Third Quarter 2010 Financial Results

LATHAM, N.Y., Nov. 8, 2010 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the third quarter of 2010. The Company had a net loss of $9.3 million on $5.8 million in revenue.

For the quarter, the company shipped 170 GenDrive™ systems to its growing portfolio of commercial customers in the North American material handling industry. Plug Power is experiencing its most successful year in shipping product. In fact, the year to date total of 371 units shipped already exceeds previous full year totals.

"Plug Power has grown tremendously its GenDrive business during 2010, especially in the third quarter of the year. But the pace at which our accomplishments have been realized is at a slower rate then we had expected," said Andy Marsh, CEO at Plug Power. "This is not atypical for a new, emerging technology, as we ramp up commercial activity. Our sales pipeline is still strong; customers continue to be fully engaged in the buying process. Our challenge continues to be predicting the timing of these deals in this new market."

During the third quarter, Plug Power saw continued growth and commercialization in the North American material handling market. Trials continue with a significant number of potential customers and the Company presently has planned an additional seven trials at customer facilities. The lift truck fleets of these seven customers comprise over 150 distribution centers with more than 20,000 lift trucks.

Most notably, Plug Power celebrated alongside several customers as GenDrive-powered lift truck fleets were deployed. Customer fleets include Sysco Houston, United Natural Foods, Inc. (UNFI), BMW, Walmart Canada and FedEx Freight. Mr. Marsh commented, "For Plug Power, the ultimate success is seeing a customer deploy our GenDrive products into operation. It's at that point that our mission of improving the business operations of our customers is fully realized."

Financial Results

Net loss for the third quarter of 2010 was $9.3 million, or $0.07 per share on a basic and diluted basis. This compares with a net loss of $10.2 million, or $0.08 per share, for the third quarter of 2009.

Total revenue for the third quarter of 2010 was $5.8 million, comprised of $4.8 million for product and service revenue and $1.0 million for research and development (R&D) contract revenue. This compares to total revenue of $2.5 million in the third quarter of 2009, which was comprised of $1.0 million for product and service revenue and $1.5 million for R&D contract revenue.

Effective April 1, 2010, the Company adopted ASU No. 2009-13 on Topic 605, Revenue Recognition– Multiple Deliverable Revenue Arrangements retroactive to January 1, 2010. As a result of implementing ASU No. 2009-13, the Company recognized approximately $3.6 million and $6.3 million of revenue in the third quarter and year to date 2010, respectively, that would have been recorded as deferred revenue under the previous guidance for multiple-element revenue arrangements.

The Company shipped 170 units of its fuel cell products during the third quarter of 2010 compared to 6 units shipped in the third quarter of 2009.

Total cost of revenue for the third quarter of 2010 was $9.1 million, comprised of $7.3 million for product and service cost of revenue and $1.7 million for R&D contract cost of revenue. This compares to total cost of revenue of $4.1 million in the third quarter of 2009, which was comprised of $1.3 million for cost of product and service revenue and $2.8 million for R&D contract cost of revenue.

R&D expenses for the third quarter of 2010 were $2.1 million compared with $4.4 million for the third quarter of 2009.

Selling, general and administrative (SG&A) expenses were $3.4 million for the third quarter of 2010 compared with $4.0 million for the third quarter of 2009. Additionally, $0.6 million was expensed for amortization of intangible assets during the third quarter of 2010 compared to $0.5 million for the third quarter of 2009.

Cash and Liquidity

Net cash used in operating activities for the third quarter of 2010 was $15.0 million. On September 30, 2010, Plug Power had cash, cash equivalents and available-for-sale securities of $20.7 million and net working capital of $26.0 million. This compares to $62.5 million and $60.0 million, respectively, at December 31, 2009.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to the full year 2010 milestones previously announced.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the company's results for the third quarter of 2010. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight. With more than 1,000 units in the field and over 1.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Visit us at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues and product orders for 2010. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive system; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 16, 2010, and the reports we file from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$ 10,325	$ 14,581
Trading securities - auction rate debt securities	--	53,397
Available-for-sale securities	10,410	47,960
Accounts receivable	4,334	2,005
Inventory	10,507	6,361
Assets held for sale	1,155	--
Auction rate debt securities repurchase agreement	--	5,978
Prepaid expenses and other current assets	1,365	3,217

Total current assets	38,096	133,499

Restricted cash	2,266	2,265
Property, plant and equipment, net	12,547	14,343
Investment in leased property	2,339	2,256
Intangible assets, net	10,264	11,822

Total assets	$ 65,512	$ 164,185

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,780	$ 2,877
Accrued expenses	3,860	5,848
Product warranty reserve	918	--
Borrowings under line of credit	--	59,375
Current portion long term debt	356	414
Deferred revenue	3,628	4,597
Other current liabilities	570	379

Total current liabilities	12,112	73,490

Long term debt	900	1,150
Other liabilities	1,306	1,276

Total liabilities	14,318	75,916

Stockholders' equity	51,194	88,269

Total liabilities and stockholders' equity	$ 65,512	$ 164,185

Statements of Operations (Dollars in thousands):	Three months ended September 30,		Nine months ended September 30,
(unaudited)
	2010	2009	2010	2009
Revenue
Product and service revenue	$ 4,796	$ 1,045	$ 10,285	$ 3,612
Research and development contract revenue	957	1,497	2,943	4,773
Total revenue	5,753	2,542	13,228	8,385

Cost of revenue and expenses
Cost of product and service revenue	7,345	1,335	15,175	3,566
Cost of research and development contract revenue	1,730	2,815	5,291	7,762
Research and development expense	2,086	4,387	11,954	12,811
Selling, general and administrative expense	3,430	3,973	17,829	11,667
Amortization of intangible assets	563	544	1,692	1,575

Operating loss	(9,401)	(10,512)	(38,713)	(28,996)

Interest and other income	142	627	753	1,318
Change in fair value of auction rate securities repurchase agreement	(2,843)	(570)	(5,978)	(4,134)
Net trading gain	2,843	570	5,978	4,134
Interest and other expense and foreign currency gain (loss)	(33)	(286)	(406)	(900)

Net loss	$ (9,292)	$ (10,171)	$ (38,366)	$ (28,578)

Loss per share: Basic and diluted	$ (0.07)	$ (0.08)	$ (0.29)	$ (0.22)

Weighted average number of common shares outstanding	131,501,132	129,356,230	131,038,368	128,960,903

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Operating loss, as reported	$ (9,401)	$ (10,512)	$ (38,713)	$ (28,996)

Stock based compensation	442	620	1,334	1,781
Depreciation and amortization	1,293	1,435	4,035	4,359

EBITDAS	$ (7,666)	$ (8,457)	$ (33,344)	$ (22,856)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Total revenues, as reported	$ 5,753	$ 2,542	$ 13,228	$ 8,385

Deferred revenue recognized from previous reporting periods	(638)	(570)	(2,204)	(2,561)
Current invoiceable value of shipments, recorded to deferred revenue	1,235	65	1,235	465

Total revenues, as adjusted	$ 6,350	$ 2,037	$ 12,259	$ 6,289
Total cost of product and service revenue and cost of research and development revenue	$ 9,075	$ 4,150	$ 20,466	$ 11,328

Gross margin percentage	(57.7%)	(63.3%)	(54.7%)	(35.1%)

Adjusted gross margin percentage	(42.9%)	(103.7%)	(66.9%)	(80.1%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine months ended
	September 30,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$ (38,366)	$ (28,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,343	2,783
Amortization of intangible asset	1,692	1,576
Loss on disposal of property, plant and equipment	99	280
Stock-based compensation	1,334	1,781
Provision for bad debts	10	82
Net unrealized gains on trading securities	(5,978)	(4,134)
Change in fair value of auction rate debt securities repurchase agreement	5,978	4,134
Gain (loss) on repayable government assistance		324
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,332)	584
Inventory	(4,120)	(656)
Assets held for sale	(376)
Prepaid expenses and other current assets	1,843	887
Accounts payable and accrued expenses	(621)	(6,631)
Deferred revenue	(969)	(2,213)
Net cash used in operating activities	(39,463)	(29,781)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,197)	(46)
Investment in leased property	(284)	(2,462)
Restricted cash	--	(2,265)
Proceeds from disposal of property, plant and equipment	45
Proceeds from trading securities	59,375	3,300
Proceeds from maturities and sales of available-for-sale securities	70,366	94,564
Purchases of available-for-sale securities	(32,911)	(117,839)
Net cash provided by (used in) investing activities	95,394	(24,748)

Cash Flows From Financing Activities:
Purchase of treasury stock	(441)	(534)
Proceeds from stock option exercises and employee stock purchase plan	--	76
Repayment from borrowings under line of credit	(59,375)	(3,300)
Repayment of government assistance		--
Proceeds from long term debt	--	1,652
Principal payments on long-term debt and borrowings under line of credit	(314)	(140)
Net cash used in financing activities	(60,130)	(2,246)

Effect of exchange rate changes on cash	(57)	66
Decrease in cash and cash equivalents	(4,256)	(56,709)
Cash and cash equivalents, beginning of period	14,581	80,845

Cash and cash equivalents, end of period	$ 10,325	$ 24,136
CONTACT:  Plug Power Inc.
          Media Contact:
          Reid Hislop
            (518) 782-7700 ext. 1360
            media@plugpower.com
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448
            investors@plugpower.com